Exhibit 15.1

April 27, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

USA

Item 16-F to Form 20-F

Dear Sir:

We have read Item 16-F of Form 20-F dated April 27, 2012 of Linktone Ltd. and are in agreement with the statements contained in the first to fourth paragraphs of Item 16-F therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming

Shanghai, People’s Republic of China

cc: Linktone Ltd.